EXHIBIT 99.1

For Immediate Release

Contacts:	Amy Caterina
SEQUENOM, Inc.
Investor Relations
(858) 202-9033
acaterina@sequenom.com

SEQUENOM RECORDS STRONG FOURTH QUARTER MASSARRAY® SYSTEM PLACEMENTS

Nine MassARRAY Systems Placed: Indicates Increased Acceptance in Expanding Market

San Diego, Jan. 5, 2005 – SEQUENOM, Inc. (NASDAQ: SQNM) today reported nine MassARRAY system placements in the fourth quarter of 2004 for a total of twenty systems for the year. The sharp increase in system placements was primarily driven by market acceptance of the recently introduced MassARRAY Compact system.

“We are pleased with the successful execution of our strategy to enter the clinical research market,” said Mike Terry, SEQUENOM’s Executive Vice President, Sales and Marketing. “In the fourth quarter, we noted new customers in a variety of leading clinical research institutions in North America, Europe and Asia. The increase in international sales demonstrates the success of our global marketing efforts. With offices in Europe, North America and Asia Pacific, we are well positioned to respond to the needs of the clinical genetics community worldwide.”

SEQUENOM intends to leverage MassARRAY technology as a significant contributor in the development of molecular medicine, which encompasses applications in pharmacogenomics, pharmacogenetics, disease predisposition testing, disease prognosis, early cancer detection and non-invasive prenatal testing. These fields share the need for analytical applications that define disease on a molecular level and require the high degree of quality and reliability that MassARRAY products provide.

SEQUENOM has expanded beyond the discovery and academic research market to include the clinical analysis market. This combined applied genetic analysis market is significantly larger and represents an area of future sales growth and opportunity for the Company. Originally developed as a genotyping platform, the continually expanding application portfolio for the MassARRAY technology now includes microbial typing, mutation detection, gene expression profiling, genetic trace analysis, and epigenetic analysis.

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About SEQUENOM

SEQUENOM is committed to providing the best genetic analysis products that translate genomic science into superior solutions for biomedical research, molecular medicine and agricultural applications. The Company’s proprietary MassARRAY system is a high-performance DNA analysis platform that efficiently and precisely measures the amount of genetic target material and variations therein. The system is able to deliver reliable and specific data from complex biological samples and from genetic target material that is only available in trace amounts.

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SEQUENOM® and MassARRAY® are registered trademarks of SEQUENOM, Inc.

Except for the historical information contained herein, the matters set forth in this press release, including statements related to the potential to leveraging MassARRAY technology as a significant contributor in the development of molecular medicine, the potential for future sales growth and opportunity for SEQUENOM in the combined applied genetic analysis market, and the continually expanding application portfolio for MassARRAY technology, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with the development and commercialization of any new technology, including SEQUENOM’s technologies, and other risks detailed from time to time in SEQUENOM’s SEC filings, including SEQUENOM’s most recently filed Quarterly Report on Form 10-Q and Annual Report on Form 10-K for the year ended December 31, 2003. These forward-looking statements are based on current information that is likely to change and speak only as of the date hereof.

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